Exhibit 99.1

Pinnacle Airlines Corp. Announces Fourth Quarter 2010 Financial Results

Company reports Diluted Earnings per Share of $0.14 excluding special items

MEMPHIS, TN – February 17, 2011 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported fourth quarter 2010 net income of $2.6 million and diluted earnings per share (“EPS”) of $0.14, excluding a $10.9 million ($6.8 million after-tax) special charge to accrue for a signing bonus and related payroll taxes for pilots under a new tentative collective bargaining agreement (the “Pilot Signing Bonus”).  Including this charge, the Company reported a net loss of $4.3 million and a net loss per share of $0.23 for the fourth quarter 2010.  The Company reported net income and EPS of $5.6 million and $0.31, respectively, for the fourth quarter 2009.

Excluding the Pilot Signing Bonus, the Company’s consolidated net income for the full year 2010 was $19.6 million, a decrease of 16% compared to 2009 net income excluding special items.  Full year 2010 EPS excluding the Pilot Signing Bonus was $1.06, a decrease of 17% as compared to 2009 EPS excluding special items.  For a summary of the Pilot Signing Bonus and special items affecting 2009, please see the attached “Reconciliation of Non-GAAP Disclosures” tables.

In addition to the Pilot Signing Bonus, the Company’s fourth quarter 2010 financial results were negatively impacted by costs related to the initiation of new Q400 service for United Airlines.  Colgan Air, Inc., (“Colgan”), the Company’s regional turboprop operating subsidiary, accepted delivery of six Q400 aircraft during the fourth quarter.  Prior to placing the aircraft into service under the capacity purchase agreement with United, Colgan incurred interest and depreciation expense on the aircraft and labor costs associated with hiring and training crews for the aircraft.  Implementation of the Q400 fleet expansion will continue through the first quarter, after which the Company expects the Q400 growth to have a favorable impact to 2011 earnings.  In addition, the Company’s financial results for the fourth quarter were negatively impacted by winter storms in December.  As is common within the regional airline industry, the Company’s subsidiaries cancelled a higher percentage of flights during irregular operations than the Company’s major airline partners so as to minimize the number of passengers affected by weather cancellations.

“We had a challenging fourth quarter,” said Philip Trenary, the Company’s President and Chief Executive Officer.  “Winter storms impacted our operations during the quarter, at the same time that we were implementing growth with the delivery of Q400 aircraft.  I want to thank all of our People for the outstanding job they did working through ice and snow storms within our system.  I also want to express my appreciation to our customers who were impacted by winter storm disruptions in our system.  We share their frustration with the difficulties presented by winter storms and appreciate their patience and understanding.”

Mesaba Aviation, Inc. (“Mesaba”), which the Company acquired on July 1, 2010, achieved operating income of $3.8 million and $6.8 million for the three and twelve months ended December 31, 2010, respectively.  After taking into account interest expense on a $63.3 million note issued as part of the acquisition, Mesaba’s financial results have been accretive to the Company’s consolidated net income and EPS.  In addition, the Company’s operating cash flows were improved by approximately $23 million during 2010 due to the acquisition of Mesaba.

Fourth Quarter 2010 Accomplishments

•
The Company took delivery of six Q400 aircraft during the fourth quarter of 2010 and placed three into service under the existing capacity purchase agreement with United Airlines.  As of December 31, 2010, the Company operated 22 Q400 aircraft as United Express.  The Company expects to take delivery of six Q400 aircraft in the first quarter of 2011 and place all but one of these aircraft into service by March 31.  The Company is scheduled to take delivery of one additional aircraft in April and one in August 2011.

•
The Company and the Air Line Pilots Association reached a tentative agreement in December 2010 covering pilots at all three of the Company’s operating subsidiaries.  The tentative agreement provides industry standard salary and benefits, which will result in a substantial increase in compensation for the majority of the Company’s pilots. The tentative agreement will also maintain the Company’s leading position within the industry, both in terms of attracting and retaining qualified pilots and in maintaining a highly productive and competitive workforce.   Pilots at the Company’s three operating subsidiaries are conducting a vote to ratify the tentative agreement through February 17.  If ratified, the majority of the new terms will go into effect March 1.

“I am extremely pleased that we were able to reach a tentative agreement with ALPA for an industry standard contract that brings together the pilots of Pinnacle, Mesaba and Colgan,” said Philip Trenary.  “The tentative agreement provides for competitive compensation for our pilots and will help ensure that we maintain our place as a leader within the regional industry.”

Fourth Quarter 2010 Financial Operating Results

During the fourth quarter of 2010, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s largest regional airline operating subsidiary, completed 102,766 block hours and 65,974 departures, decreases of 1% and 1%, respectively, compared to the same period in 2009.  Mesaba completed 62,831 block hours and 37,482 departures during the fourth quarter, with an average daily utilization of 7.6 block hours per day.  Colgan completed 33,996 block hours and 26,700 departures during the fourth quarter, increases of 1% and 1%, respectively, from the same period in 2009.

The Company recorded consolidated operating revenue during the fourth quarter of 2010 of $291.6 million, an increase of $82.4 million, or 39%, over the same period in 2009.  The increase in operating revenue was largely attributable to the acquisition of Mesaba, which contributed additional revenue of $69.8 million.

Excluding the Pilot Signing Bonus, Pinnacle reported fourth quarter 2010 operating income and operating margin of $12.4 million and 7.6%, a decrease of $1.1 million and 1.2 points, respectively, from the fourth quarter of 2009.  As previously discussed, Pinnacle’s results were negatively impacted by winter storms in December.

Colgan reported an operating loss and negative margin of $1.9 million and 3.2%, a decrease of $6.2 million and 10.8 points from the same period in 2009.  This decline is primarily related to increases in depreciation for Q400 aircraft delivered during the quarter and in salaries and benefits and training costs due to a 17% increase in headcount for the growth of Colgan’s operating fleet of Q400 aircraft.  In addition, Colgan’s maintenance costs increased by 52% as compared to the fourth quarter of 2009, primarily as a result of increased repair costs and heavy maintenance checks on Colgan’s Saab fleet during the quarter.  These increased maintenance costs are related to the timing of heavy maintenance requirements within the Saab fleet and the return of two Saab aircraft under lease, and are not expected to continue long-term.

Mesaba reported fourth quarter 2010 operating income and operating margin of $3.8 million and 5.4%, respectively.  Operating income at Mesaba was in line with management’s expectations based on targeted results under Mesaba’s capacity purchase agreements with Delta Air Lines.

Net nonoperating expense of $10.4 million for the three months ended December 31, 2010 increased by approximately $0.3 million as compared to the same period in 2009.  This increase is primarily related to the interest on a $63.3 million note issued as part of the acquisition of Mesaba.  In addition, Colgan incurred additional interest related to eight owned Q400 aircraft that delivered during the second half of 2010.  Revenue will increase in 2011 under the Company’s capacity purchase agreement with United to compensate for the increased ownership costs related to these new aircraft.

Cash and Cash Equivalents and Operating Cash Flow

The Company ended the quarter with total cash and cash equivalents of $100.1 million   Operating cash flow was $5.0 million in the fourth quarter, meeting management’s previously announced expectations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc.; Colgan Air, Inc.; and Mesaba Aviation, Inc.  Pinnacle Airlines, Inc. operates a fleet of 142 regional jets as Delta Connection in the United States, Belize, Mexico, and Canada. Colgan Air, Inc. operates a fleet of 55 regional turboprops as Continental Connection, United Express and US Airways Express in the northeastern United States and Texas.  Mesaba Aviation, Inc. operates a fleet of 60 regional jets and 28 jet-prop aircraft as Delta Connection in the United States.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, New York – John F. Kennedy airport, Washington Dulles, Houston, Memphis, Minneapolis/St. Paul, and Salt Lake City.  For further information about the Company, please refer to the Company’s Form 10-K for the year ended December 31, 2010, which will be filed soon with the SEC.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP").  For 2010, non-GAAP items include operating income, net income, and diluted EPS for the three and twelve months ended December 31, 2010, excluding the previously mentioned one-time charge for the Pilot Signing Bonus covering Pinnacle’s pilots. For 2009, these non-GAAP items include the Company's net nonoperating expense, net income, and diluted EPS for the three and twelve months ended December 31, 2009, excluding special charges related to the excess of property insurance proceeds over cost basis of aircraft, ineffective portion of cash flow hedge, reversal of income tax reserves and related accrued interest, net investment gain, and the gain on debt extinguishment. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.
###

Pinnacle Airlines Corp.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2010	2009

Operating revenues:
Regional airline services	$286,966	$206,635
Other	4,666	2,580
Total operating revenues	291,632	209,215

Operating expenses:
Salaries, wages and benefits	102,414	57,015
Aircraft rentals	33,932	30,069
Ground handling services	26,612	22,560
Aircraft maintenance, materials and repairs	41,491	23,275
Other rentals and landing fees	23,669	16,790
Aircraft fuel	6,777	6,142
Commissions and passenger related expenses	5,740	5,205
Depreciation and amortization	11,220	8,659
Other	36,428	21,705
Total operating expenses	288,283	191,420

Operating income	3,349	17,795

Operating income as a percentage of operating revenues	1.1%	8.5%

Nonoperating (expense) income:
Interest expense, net	(11,451)	(10,145)
Investment gain (loss), net	1,002	(67)
Miscellaneous income, net	15	122
Total nonoperating expense	(10,434)	(10,090)

Income (loss) before income taxes	(7,085)	7,705
Income tax benefit (expense)	2,835	(2,062)
Net (loss) income	$(4,250)	$5,643

Basic and diluted earnings (loss) per share	$(0.23)	$0.31

Shares used in computing basic earnings (loss) per share	18,165	17,969

Shares used in computing diluted earnings (loss) per share	18,165	18,381

Pinnacle Airlines Corp.
Consolidated Statements of Income
(in thousands, except per share data)

	Years Ended December 31,
	2010	2009
	(Unaudited)
Operating revenues:
Regional airline services	$1,004,496	$836,249
Other	16,271	9,259
Total operating revenues	1,020,767	845,508

Operating expenses:
Salaries, wages and benefits	309,791	225,014
Aircraft rentals	127,987	120,748
Ground handling services	101,903	93,182
Aircraft maintenance, materials and repairs	134,305	98,075
Other rentals and landing fees	81,211	70,777
Aircraft fuel	26,011	22,110
Commissions and passenger related expenses	21,830	20,919
Depreciation and amortization	39,147	35,399
Other	117,049	76,595
Impairment and aircraft retirement costs	-	1,980
Total operating expenses	959,234	764,799

Operating income	61,533	80,709

Operating income as a percentage of operating revenues	6.0%	9.5%
Nonoperating (expense) income:
Interest expense, net	(40,745)	(42,915)
Investment gain, net	1,776	3,877
Miscellaneous (expense) income, net	(1,681)	567
Total nonoperating expense	(40,650)	(38,471)

Income before income taxes	20,883	42,238
Income tax expense	(8,113)	(382)
Net income	$12,770	$41,856

Basic earnings per share	$0.70	$2.33

Diluted earnings per share	$0.69	$2.31

Shares used in computing basic per share	18,132	17,969

Shares used in computing diluted earnings per share	18,558	18,133

Pinnacle Airlines Corp.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$100,084	$91,574
Restricted cash	8,219	3,115
Receivables, net of allowances of $85 in 2010 and $213 in 2009	39,401	34,518
Spare parts and supplies, net of allowances of $6,682 in 2010 and $4,749 in 2009	34,195	19,472
Prepaid expenses and other assets	6,002	3,508
Deferred income taxes, net of allowance	14,832	10,406
Income taxes receivable	1,201	40,803
Total current assets	203,934	203,396
Property and equipment
Flight equipment	971,512	756,815
Aircraft pre-delivery payments	21,641	12,049
Other property and equipment	65,544	48,710
Less accumulated depreciation	(123,559)	(86,501)
Net property and equipment	935,138	731,073

Investments	1,852	2,723
Other assets, primarily insurance receivables	308,487	317,659
Debt issuance costs, net of amortization of $1,198 in 2010 and $5,146 in 2009	4,799	3,561
Goodwill	22,282	18,422
Intangible assets, net of amortization of $8,709 in 2010 and $7,179 in 2009	22,306	12,586
Total assets	$1,498,798	$1,289,420

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$56,414	$36,085
Senior convertible notes	-	30,596
Pre-delivery payment facility	19,337	2,027
Accounts payable	44,389	24,306
Deferred revenue	26,530	24,363
Accrued expenses and other current liabilities	99,670	60,610
Total current liabilities	246,340	177,987
Noncurrent pre-delivery payment facility	-	4,910
Long-term debt, less current maturities	664,290	519,234
Deferred revenue, net of current portion	158,800	177,711
Deferred income taxes, net of allowance	29,328	13,532
Other liabilities	280,547	293,809

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 40,000,000 shares authorized; 23,145,908 and 22,786,743 shares issued in 2010 and 2009, respectively	231	228
Treasury stock, at cost, 4,493,327 and 4,450,092 shares in 2010 and 2009, respectively	(68,479)	(68,152)
Additional paid-in capital	124,652	121,513
Accumulated other comprehensive loss	(12,760)	(14,431)
Retained earnings	75,849	63,079
Total stockholders’ equity	119,493	102,237
Total liabilities and stockholders’ equity	$1,498,798	$1,289,420

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows
 (in thousands)

	Years Ended December 31,
	2010	2009
	(Unaudited)

Cash provided by operating activities	$109,402	$105,641
Cash (used in) provided by investing activities	(13,539)	24,224
Cash used in financing activities	(87,353)	(107,760)
Net increase in cash and cash equivalents	8,510	22,105
Cash and cash equivalents at beginning of period	91,574	69,469
Cash and cash equivalents at end of period	$100,084	$91,574

Pinnacle Airlines Corp.
Pinnacle Operating Statistics (Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2010	2009	Change	2010	2009	Change
Other Data:
Revenue passengers (in thousands)	2,606	2,655	(2)%	10,537	10,771	(2)%
Revenue passenger miles (“RPMs”) (in thousands)	1,069,927	1,135,489	(6)%	4,490,065	4,640,392	(3)%
Available seat miles (“ASMs”) (in thousands)	1,411,078	1,470,353	(4)%	6,009,188	6,108,609	(2)%
Passenger load factor	75.8%	77.2%	(1.4) pts.	74.7%	76.0%	(1.3) pts.
Operating revenue per ASM (in cents)	11.51	10.39	11%	10.78	10.12	7%
Operating cost per ASM (in cents)	11.41	9.47	20%	9.96	9.13	9%
Operating revenue per block hour	$1,581	$1,470	8%	$1,520	$1,449	5%
Operating cost per block hour	$1,566	$1,340	17%	$1,404	$1,308	7%
Block hours	102,766	103,915	(1)%	426,285	426,432	(0)%
Departures	65,974	66,619	(1)%	274,850	273,077	1%
Average daily utilization (block hours)	7.87	7.99	(2)%	8.22	8.26	(0)%
Average stage length (miles)	410	422	(3)%	419	426	(2)%

Number of operating aircraft (end of period)
CRJ-200	126	126	0%
CRJ-900	16	16	0%
Employees (end of period)	3,796	3,675	3%

Pinnacle Airlines Corp.
Mesaba Operating Statistics (Unaudited)

	Three Months Ended December 31, 2010(1)	Year Ended December 31, 2010(1)

Other Data:
Revenue passengers (in thousands)	1,482	3,121
RPMs (in thousands)	852,482	1,763,373
ASMs (in thousands)	1,125,056	2,308,420
Passenger load factor	75.8%	76.4%
Operating revenue per ASM (in cents)	6.21	6.12
Operating cost per ASM (in cents)	5.87	5.83
Operating revenue per block hour	$1,112	$1,079
Operating cost per block hour	$1,051	$1,027
Block hours	62,831	131,017
Departures	37,482	80,173
Average daily utilization (block hours)	7.63	7.84
Average stage length (miles)	543	534

Number of operating aircraft (end of period)
CRJ-900	41
CRJ-200	19
Saab 340 B+	26
Employees (end of period)	2,149

(1)
As previously discussed, the acquisition of Mesaba was completed on July 1, 2010. As such, Mesaba’s 2009 data is not presented. Mesaba’s 2010 data includes the period from the acquisition date through the periods being reported.

Pinnacle Airlines Corp.
Colgan Operating Statistics (Unaudited)

	Three Months Ended December 31,				Years Ended December 31,
	2010	2009	Change		2010	2009	Change
Pro-rate Agreements:
Revenue passengers (in thousands)	290	284	2%		1,157	1,168	(1)%
RPMs (in thousands)	50,006	49,747	1%		199,852	203,848	(2)%
ASMs (in thousands)	98,927	108,231	(9)%		415,391	456,664	(9)%
Passenger load factor	50.5%	46.0%	4.5 pts.		48.1%	44.6%	3.5 pts.
Passenger yield (in cents)	74.24	76.78	(3)%		76.76	75.56	2%
Operating revenue per ASM (in cents)	37.53	35.29	6%		36.93	33.73	9%
Operating revenue per block hour	$1,858	$1,721	8%		$1,839	$1,692	9%
Block hours	19,979	22,189	(10)%		83,440	91,023	(8)%
Departures	17,712	18,957	(7)%		74,132	79,866	(7)%
Fuel consumption (in thousands of gallons)	2,653	2,654	(0)%		9,416	10,994	(14)%
Average price per gallon	$2.55	$2.31	10%		$2.76	$2.01	37%
Average fare	$128	$134	(4	) %	$133	$132	1%

	Three Months Ended December 31,			Years Ended December 31,
	2010	2009	Change	2010	2009	Change
Capacity Purchase Agreements:
Revenue passengers (in thousands)	433	372	16%	1,575	1,533	3%
RPMs (in thousands)	137,291	112,109	22%	488,892	437,221	12%
ASMs (in thousands)	203,222	162,686	25%	705,767	638,821	10%
Passenger load factor	67.6%	68.9%	(1.3)pts.	69.3%	68.4%	0.9 pts.
Operating revenue per ASM (in cents)	10.89	11.14	(2)%	10.97	11.45	(4	) %
Operating revenue per block hour	$1,579	$1,566	1%	$1,589	$1,551	2%
Block hours	14,017	11,577	21%	48,697	47,143	3%
Departures	8,988	7,509	20%	31,733	30,702	3%

	Three Months Ended December 31,			Years Ended December 31,
	2010	2009	Change	2010	2009	Change
Total Colgan:
Block hours	33,996	33,766	1%	132,137	138,166	(4)%
Departures	26,700	26,466	1%	105,865	110,568	(4)%
ASMs (in thousands)	302,149	270,917	12%	1,121,158	1,095,485	2%
Total operating cost per ASM (in cents)	20.27	19.26	5%	20.17	18.89	7%
Total operating cost per block hour	$1,801	$1,545	17%	$1,711	$1,498	14%
				7.45	7.84	(5)%
Average daily utilization (block hours)	7.49	7.65	(2)%	233	223	4%
Average stage length (miles)	241	229	5%
Number of operating aircraft (end of period)
Saab 340	33	34	(3)%
Q400	22	14	57%
Employees	1,533	1,307	17%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2010	2009
Operating income:
Operating income in accordance with GAAP	$3,349	$17,794
Add: Pilot Signing Bonus	10,873	-
Non-GAAP operating income	$14,222	$17,794

Net income (loss):
Net income (loss) in accordance with GAAP	$(4,250)	$5,643
Add: Pilot Signing Bonus, net of tax	6,839	-
Non-GAAP net income	$2,589	$5,643

Diluted earnings (loss) per share:
Diluted earnings (loss) per share in accordance with GAAP	$(0.23)	$0.31
Add: Pilot Signing Bonus, net of tax	0.37	-
Non-GAAP diluted earnings per share	$0.14	$0.31

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Years Ended December 31,
	2010	2009

Net income:
Net income in accordance with GAAP	$12,770	$41,856
Add: Pilot Signing Bonus, net of tax	6,839	-
Add: Aircraft retirement charges, net of tax	-	1,218
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(514)
Deduct: Net investment gain, net of tax	-	(3,713)
Add: Ineffective portion of interest rate hedge, net of tax	-	876
Deduct: Reversal of interest on income tax reserves, net of tax	-	(1,842)
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(1,118)
Deduct: IRS settlement	-	(13,551)
Non-GAAP net income	$19,609	$23,212

Diluted earnings per share:
Diluted earnings per share in accordance with GAAP	$0.69	$2.31
Add: Pilot Signing Bonus, net of tax	0.37	-
Add: Aircraft retirement charges, net of tax	-	0.07
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(0.03)
Deduct: Net investment gain, net of tax	-	(0.20)
Add: Ineffective portion of interest rate hedge, net of tax	-	0.05
Deduct: Reversal of interest on income tax reserves, net of tax	-	(0.11)
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(0.06)
Deduct: IRS settlement	-	(0.75)
Non-GAAP diluted earnings per share	$1.06	$1.28